EX 99-B.8.24


                   FIFTH AMENDMENT TO PARTICIPATION AGREEMENT

Pursuant To the Participation agreement made and entered into in April, 1996, and as amended on September 3, 1996, March 14, 1997, November 28, 1997 and May 1, 1998 by and among MFS Variable Insurance Trust, Aetna Life Insurance and Annuity Company and Massachusetts Financial Services Company, the parties do hereby agree to amend Article V, Section 5.4 to read as follows:

       5.4 MFS will quarterly reimburse the Company for certain of the administrative costs and expenses incurred by the Company as a result of operations necessitated by the beneficial ownership by Policy owners of shares of the Portfolios in the Trust, equal to 0.25% per annum of the aggregate net assets of the Trust attributable to such Policy owners. In no event shall such fee be paid by the Trust, its shareholders or by the Policy holders.

IN WITNESS WHEREOF, each of the parties hereto has caused this Amendment to the Participation Agreement to be executed in its name and on its behalf by its duly authorized representative. The Amendment shall take effect on July 1, 1999.

                    AETNA LIFE INSURANCE AND ANNUITY COMPANY
                    By its authorized officer,

                    By:    /s/ Laurie M. LeBlanc
                           ---------------------------
                           Laurie M. LeBlanc
                    Title: Vice President


                    MFS VARIABLE INSURANCE TRUST,
                    On behalf of the Portfolios

                    By:    /s/ Jeffrey L. Shames
                           ---------------------------
                           Jeffrey L. Shames
                           Chairman


                    MASSACHUSETTS FINANCIAL SERVICES
                    COMPANY
                    By its authorized officer,

                    By:    /s/ Jeffrey L. Shames
                           ---------------------------
                           Jeffrey L. Shames
                           Chairman and Chief Executive Officer